United States Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 23, 2006
Date of Report( date of earliest event reported)

TAM OF HENDERSON, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51516	20-0667864
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9664 Tapestry Pine Street, Las Vegas, NV		89178
(Address of principal executive offices)		(Zip Code)

(702) 498 7365
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

     A. Dismissal of Moore & Associates, Chartered

     (i) On June 23, 2006, TAM of Henderson, Inc. (the "Company" or "TAM") dismissed Moore & Associates, Chartered (“MAC”) as its principal independent accountant. The decision to dismiss MAC as the Company’s principal independent accountant was made by the Company’s Board of Directors.

     (ii) MAC’s report on the Company’s financial statements for each of the past two years did not contain an adverse opinion or disclaimer of opinion, except that such report dated March 6, 2006, for the periods from January 15, 2004 (inception) through December 31, 2004, and from January 1, 2005, through December 31, 2005, expressed “substantial doubt” as to TAM’s ability to continue as a going concern and stated that the “financial statements do not include any adjustments that might result from the outcome of this uncertainty.” During the period from inception of the Company through December 31, 2004, and the fiscal year ended December 31, 2005,and from January 1, 2006, through June 26, 2006, the date of MAC’s dismissal, there were no disagreements (within the meaning of Instruction 4 of Item 304 of Regulation S-K) between the Company and MAC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of MAC, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report and there have been no reportable events (as defined in Item 304 of Regulation S-K).

     As of the date of this Current Report, the Company has provided MAC with a copy of the disclosures it is making in response to this Item 4.01. The Company has requested that MAC furnish, and MAC has furnished, a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this Item 4.01 of this Current Report and, if not, stating the respects in which it does not agree (the “MAC Letter”). A copy of the MAC Letter is filed as Exhibit 16.1 to this Current Report.

     B. Engagement of Morgenstern & Company, CPA’s, P.C.

     On June 23, 2006, the Company retained Morgenstern & Company, CPA’s, P.C. to serve as the Company’s principal independent accountant.

(d) Exhibits.

16.1	Letter from Moore & Associates, Chartered to the Securities and Exchange Commission.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 23, 2006	TAM OF HENDERSON, INC.

		By:	/s/ Jun Xiao

Jun Xiao
Chairman of the Board & Chief Executive Officer